Exhibit 14.1

PETROHAWK ENERGY CORPORATION

CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

ADOPTED AUGUST 4, 2009

Petrohawk Energy Corporation (the “Company”) has a Code of Conduct applicable to all directors and employees of the Company. Section 406 of the Sarbanes –Oxley Act of 2002, as amended (“Section 406”) requires each company registered with the Securities and Exchange Commission (“SEC”) to disclose whether or not it has adopted a code of ethics for senior financial officers. In accordance with Section 406, the Company has adopted this Code of Ethics for CEO and Senior Financial Officers. The Chief Executive Officer (“CEO”) and all senior financial officers of the Company, including the Chief Financial Officer (“CFO”) and principal accounting officer (collectively, the “406 Officers”), are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law.

In addition to the Code of Conduct, the 406 Officers are subject to the following additional specific policies:

1.	The 406 Officers shall act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships.

2.	The 406 Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC and in other public communications made by the Company. Accordingly, it is the responsibility of the 406 Offices to promptly bring to the attention of the Audit Committee of the Board of Directors of the Company (“Audit Committee”) any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or in other public communications or otherwise assist the Audit Committee in fulfilling its responsibilities.

3.	The 406 Officers shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	The 406 Officers shall promptly bring to the attention of the Company’s General Counsel and to the Chairman of the Audit Committee any information he or she may have concerning any violation of the Company’s Code of Conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

5.	The 406 Officers shall promptly bring to the attention of the Company’s General Counsel and to the Chairman of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of any violation of the Code of Conduct or of these additional procedures.

6.	The Board of Directors of the Company (the “Board”) shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Conduct or of this Code of Ethics by the 406 Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Conduct and this Code of Ethics, and shall include written notices to the individual involved that the Board has determined that there has been a violation and the action to be taken, such as censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.